Exhibit 99.1

Contact:	Media	Investors
	Stephen Cohen	Steven Rubis
	(347) 489-6602	(702) 407-6462
Caesars Entertainment Reports Financial Results for the Second Quarter of 2019
Announced Combination with Eldorado Resorts to Create the Largest Owner and Operator of U.S. Gaming Assets
Recorded Strong Performance in Las Vegas in the Second Quarter
Continued to Expand Sports Betting Operations Across Caesars Regional Properties
Positive Gaming Legislation in Indiana Enables Introduction of Table Games at Centaur Properties in 2020
LAS VEGAS, August 5, 2019 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported second quarter of 2019 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Second Quarter Highlights

•	Net revenues increased 4.9% to $2.22 billion.

•	Income from operations decreased 4.6% to $269 million.

•	Net loss attributable to Caesars was $315 million. Basic loss per share totaled $0.47.

•	Non-GAAP hold adjusted net revenues increased 5.6% to $2.22 billion.

•	Non-GAAP adjusted EBITDAR increased 1.3% to $631 million.

•	Non-GAAP hold adjusted EBITDAR increased 4.1% to $633 million.

Tony Rodio, CEO of Caesars Entertainment, said, “Caesars delivered solid financial results in the second quarter driven by the contribution from Centaur and strength from our Las Vegas hotel and food and beverage businesses. Our Las Vegas performance was the result of strong group and leisure demand, which produced an all-time quarterly record for hotel cash revenue and occupancy for the second consecutive quarter. These results were partially offset by competitive pressures in Atlantic City and other parts of our regional portfolio as well as unfavorable hold predominately at Caesars Palace.

As we work toward successful completion of the proposed merger with Eldorado Resorts, the management team and I remain focused on improving the company’s operations and financial profile through incremental revenue opportunities and operating efficiencies. I’m confident that the proposed transaction will create an industry leading platform poised to succeed in our dynamic industry.”
Proposed Merger with Eldorado Resorts, Inc.
On June 24, 2019, Caesars and Eldorado Resorts, Inc. (“Eldorado Resorts” or “Eldorado”) announced that their boards of directors unanimously approved a definitive agreement (the “Merger Agreement”) pursuant to which Eldorado will acquire all of the outstanding shares of Caesars common stock in a cash and stock transaction (the “Merger”). Caesars stockholders will receive total value per share equal to $8.40 per share in cash consideration and 0.0899 shares of Eldorado common stock (valued as of the completion of the Merger based on Eldorado’s 10-trading day volume weighted average price per share) for each share of Caesars common stock they own. Caesars stockholders will be offered a consideration election mechanism to receive such value in either cash or shares of Eldorado common stock that is subject to proration pursuant to the Merger Agreement. Following the completion of the Merger, Eldorado and Caesars stockholders will hold approximately 51% and 49% of the combined company's outstanding shares of common stock, respectively. The combined company’s board will, subject to certain exceptions described in the Merger Agreement, consist of 11 directors, five of whom will be selected by Eldorado from the board of directors of Caesars as of the time of mailing the joint proxy statement for the Merger. Completion of the Merger is subject to approval of the stockholders of Eldorado and Caesars, the approval of applicable gaming authorities, the expiration of the applicable Hart-Scott-Rodino waiting period and other customary closing conditions, and is expected to be consummated in the first half of 2020.
Strong Second Quarter Results in Las Vegas
Las Vegas delivered solid performance in the second quarter driven by healthy consumer demand and strength across the hotel and food and beverage verticals. Hotel strength came from solid growth in cash hotel revenue, up 6.3% year over year, a 370 basis point year over year increase in occupancy, and a 6.2% year over year increase in RevPAR. Food and beverage benefitted from the increase in occupancy with Caesars Palace representing most of the strength due to strong performance at Hell’s Kitchen, Vanderpump Cocktail Garden, and banquets.
Regional Sports Betting Expansion
Favorable legislative decisions allowed Caesars to further expand its sports betting presence across its portfolio in the second quarter. In the Midwest, the company is currently designing seven sports books across its Indiana properties, and will look to add new sports books in both Illinois and Iowa. Caesars opened two sports books for the Oneida Indian Nation in New York. The company also opened a sports book in Pennsylvania.
Gaming Legislation Updates
During the second quarter of 2019, Caesars was impacted by legislative changes in Indiana, Louisiana, and Illinois. In May, the State of Indiana approved gaming legislation that enables the Company to offer table games at its Centaur properties beginning January 1, 2020. Additionally, the legislation allows Caesars to operate sports betting at its casinos and off-track-betting facilities in Indiana. On June 7, 2019, the governor of the State of Louisiana signed into effect legislation that would enable a 30-year extension -- to 2054 -- of the Harrah’s New Orleans operating contract upon certain conditions being met by Caesars, including an investment of $325 million in the property by 2024 to improve the facility, add new restaurants, and construct a new hotel. In June, the State of Illinois enacted legislation significantly expanding gaming operations throughout the state, which is expected to adversely affect the Company’s existing Illinois and Northern Indiana properties.
Basis of Presentation
Certain additional non-GAAP financial measures have been added to highlight the results of the Company. On July 16, 2018, Caesars completed the acquisition of Centaur Holdings, LLC (“Centaur”). “2018 Data Excluding Centaur” removes the post-acquisition results of Centaur from Caesars’ consolidated results. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the tables at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.

Financial Results
Caesars views each property as an operating segment and aggregates such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. We recast previously reported segment amounts to conform to the way management assesses results and allocates resources for the current year. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$1,002	$992	$10	1.0%
Other U.S.	1,064	982	82	8.4%
All Other	156	145	11	7.6%
Caesars	$2,222	$2,119	$103	4.9%
Net revenues increased $103 million driven primarily by an $82 million increase in Other U.S. net revenues due to the post-acquisition results of Centaur. Excluding Centaur, Other U.S. net revenues were $935 million for the second quarter of 2019, a decrease of $47 million from 2018 primarily due to increased competition in Atlantic City and Southern Indiana, and to a lesser extent in Iowa and Pennsylvania. Las Vegas net revenues increased $10 million primarily due to higher hotel and food and beverage revenues. This was partially offset by unfavorable hold predominately at Caesars Palace and weak table game volumes, excluding baccarat. Las Vegas hotel strength came from solid year over year growth across the following metrics: hotel cash revenue increased 6.3%, Las Vegas ADR increased 2.2%, and RevPAR increased 6.2%. Las Vegas occupancy was 97.5% in the quarter, up from 93.9% in 2018. Las Vegas food and beverage revenue growth benefitted from the increase in occupancy with Caesars Palace driving most of the strength due to strong performance at Hell’s Kitchen, Vanderpump Cocktail Garden, as well as banquets. All Other net revenues increased $11 million year over year. Across all of our casino properties, hold had an unfavorable impact of $12 million to $17 million compared to the prior year and was $1 million to $4 million above our expectations.
Income/(Loss) from Operations

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$265	$246	$19	7.7%
Other U.S.	158	131	27	20.6%
All Other	(154)	(95)	(59)	(62.1)%
Caesars	$269	$282	$(13)	(4.6)%
Income from operations decreased $13 million primarily due to a $50 million impairment charge related to gaming rights at Caesars Entertainment UK properties offset by an increase in Income from operations in Other U.S. region driven by the post-acquisition results of Centaur, which contributed $28 million to income from operations in 2019. Income from operations in Las Vegas region increased $19 million primarily as a result of the increase in net revenues as discussed above as well as a decrease in depreciation as a result of assets that incurred depreciation in the second quarter of 2018 which were fully depreciated before the second quarter of 2019.

Net Income/(Loss) Attributable to Caesars

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$184	$164	$20	12.2%
Other U.S.	16	(9)	25	**
All Other	(515)	(126)	(389)	**
Caesars	$(315)	$29	$(344)	**
____________________
** Percentage is not meaningful.
Net income/(loss) attributable to Caesars decreased from net income of $29 million to a net loss of $315 million primarily due to a $323 million year-over-year change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), a $25 million change in fair value of disputed claims liability related to Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy in 2017, as well as an increase in tax benefit of $24 million.
Adjusted EBITDAR (1)

	Three Months Ended June 30,
(Dollars in millions)	2019	2018	$ Change	% Change
Las Vegas	$389	$383	$6	1.6%
Other U.S.	270	258	12	4.7%
All Other	(28)	(18)	(10)	55.6%
Caesars	$631	$623	$8	1.3%
____________________
(1) See the Reconciliation of Net Loss Attributable to Caesars Entertainment Corporation to Adjusted EBITDAR.
Adjusted EBITDAR increased $8 million primarily due to higher hotel and food and beverage revenues in the Las Vegas region. Excluding Centaur, Other U.S. adjusted EBITDAR was $230 million for the second quarter of 2019, down $28 million compared to 2018, primarily due to increased competition in Atlantic City and Southern Indiana, and to a lesser extent in Iowa and Pennsylvania. All Other adjusted EBITDAR loss increased by $10 million year over year primarily due to expenses related to Caesars’ sports partnerships. Across all of our casino properties, hold had an unfavorable impact of $14 million to $19 million compared to the prior year and was $1 million to $4 million below our expectations.

Cash and Available Revolver Capacity

(In millions)	June 30, 2019
Cash and cash equivalents	$1,520
Revolver capacity	1,200
Revolver capacity drawn or committed to letters of credit	(77)
Total liquidity	$2,643

Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time, Monday, August 5, 2019, to discuss its second quarter results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3723, or 832-412-1752 for international callers, and enter Conference ID 1353149 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.

About Caesars
Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “continue,” “will,” “expect,” “subject to,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the Merger, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

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risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings that could be instituted against us or our directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

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our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

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development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur;

•	the impact of our operating structure following Caesars Entertainment Operating Inc.’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

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foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

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the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives, and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

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the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

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the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

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changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards, (ii) third-party relations, and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds ("gaming hold" is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

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construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

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the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions (such as the outcome of the British Gambling Commission’s review of CEUK operations), and fines and taxation;

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acts of war or terrorist incidents, severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans; and

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the other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.
Additional Information and Where to Find It
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Eldorado will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Caesars and Eldorado. Each of Caesars and Eldorado will provide the joint proxy statement/prospectus to their respective stockholders. Caesars and Eldorado also plan to file other documents with the SEC regarding the proposed merger. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which Caesars or Eldorado may file with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF CAESARS AND ELDORADO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain copies of all documents filed with the SEC regarding this merger, free of charge, at the SEC’s website (www.sec.gov). In addition, copies of the documents filed with the SEC by Caesars will be available free of charge on Caesars’ website at http://www.caesars.com. Copies of the documents filed with the SEC by Eldorado will be available free of charge on Eldorado’s website at http://www.eldoradoresorts.com.
Participants in the Solicitation
Caesars, Eldorado, and certain of their respective directors, executive officers, and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Caesars and Eldorado stockholders in connection with the proposed merger. You can find more detailed information about Caesars’ executive officers and directors in its definitive proxy statement filed with the SEC on May 15, 2019. You can find more detailed information about Eldorado’s executive officers and directors in its definitive proxy statement filed with the SEC on April 26, 2019. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Additional information about Caesars’ executive officers and directors and Eldorado’s executive officers and directors can be found in the joint proxy statement/prospectus regarding the proposed merger when it is filed with the SEC.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2019	2018	2019	2018
Revenues
Casino	$1,126	$1,062	$2,209	$2,045
Food and beverage	407	391	805	774
Rooms	407	388	793	755
Other revenue	213	215	394	387
Management fees	15	15	30	30
Reimbursed management costs	54	48	106	100
Net revenues	2,222	2,119	4,337	4,091
Operating expenses
Direct
Casino	633	565	1,251	1,127
Food and beverage	281	271	550	535
Rooms	122	120	239	234
Property, general, administrative, and other	467	456	927	883
Reimbursable management costs	54	48	106	100
Depreciation and amortization	241	268	488	548
Impairment of intangible assets	50	—	50	—
Corporate expense	81	76	164	158
Other operating costs	24	33	53	99
Total operating expenses	1,953	1,837	3,828	3,684
Income from operations	269	282	509	407
Interest expense	(343)	(334)	(692)	(664)
Other income/(loss)	(301)	45	(439)	229
Loss before income taxes	(375)	(7)	(622)	(28)
Income tax benefit	60	36	89	23
Net income/(loss)	(315)	29	(533)	(5)
Net loss attributable to noncontrolling interests	—	—	1	—
Net income/(loss) attributable to Caesars	$(315)	$29	$(532)	$(5)

Earnings/(loss) per share - basic and diluted
Basic and diluted earnings/(loss) per share	$(0.47)	$0.04	$(0.79)	$(0.01)
Weighted-average common shares outstanding - basic	673	698	672	697
Weighted-average common shares outstanding - diluted	673	702	672	697

Comprehensive income/(loss)
Foreign currency translation adjustments	$(5)	$(22)	$(5)	$(19)
Change in fair market value of interest rate swaps, net of tax	(35)	9	(52)	13
Other	—	—	2	1
Other comprehensive loss, net of income taxes	(40)	(13)	(55)	(5)
Comprehensive income/(loss)	(355)	16	(588)	(10)

Amounts attributable to noncontrolling interests:
Foreign currency translation adjustments	—	5	2	3
Comprehensive loss attributable to noncontrolling interests	—	5	3	3
Comprehensive income/(loss) attributable to Caesars	$(355)	$21	$(585)	$(7)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

(In millions)	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents ($14 and $14 attributable to our VIEs)	$1,520	$1,491
Restricted cash	120	115
Receivables, net	476	457
Due from affiliates, net	4	6
Prepayments and other current assets ($6 and $6 attributable to our VIEs)	247	155
Inventories	36	41
Total current assets	2,403	2,265
Property and equipment, net ($181 and $137 attributable to our VIEs)	15,892	16,045
Goodwill	4,039	4,044
Intangible assets other than goodwill	2,880	2,977
Restricted cash	61	51
Deferred income taxes	10	10
Deferred charges and other assets ($31 and $35 attributable to our VIEs)	851	383
Total assets	$26,136	$25,775

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($84 and $41 attributable to our VIEs)	$416	$399
Accrued expenses and other current liabilities ($2 and $1 attributable to our VIEs)	1,309	1,217
Interest payable	100	56
Contract liabilities	184	144
Current portion of financing obligations	22	20
Current portion of long-term debt	64	164
Total current liabilities	2,095	2,000
Financing obligations	10,017	10,057
Long-term debt	8,776	8,801
Deferred income taxes	621	730
Deferred credits and other liabilities ($9 and $5 attributable to our VIEs)	1,819	849
Total liabilities	23,328	22,437
Stockholders’ equity
Caesars stockholders’ equity	2,725	3,250
Noncontrolling interests	83	88
Total stockholders’ equity	2,808	3,338
Total liabilities and stockholders’ equity	$26,136	$25,775

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(In millions)	2019	2018
Cash flows provided by operating activities	$613	$404
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(434)	(215)
Proceeds from the sale and maturity of investments	7	28
Payments to acquire investments	(9)	(16)
Other	4	—
Cash flows used in investing activities	(432)	(203)
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	—	467
Debt issuance costs and fees	—	(5)
Repayments of long-term debt and revolving credit facilities	(133)	(500)
Proceeds from the issuance of common stock	27	4
Repurchase of common stock	—	(31)
Taxes paid related to net share settlement of equity awards	(15)	(12)
Financing obligation payments	(10)	(5)
Contributions from noncontrolling interest owners	—	20
Distributions to noncontrolling interest owners	(2)	—
Cash flows used in financing activities	(133)	(62)

Change in cash, cash equivalents, and restricted cash classified as held for sale	(4)	—

Net increase in cash, cash equivalents, and restricted cash	44	139
Cash, cash equivalents, and restricted cash, beginning of period	1,657	2,709
Cash, cash equivalents, and restricted cash, end of period	$1,701	$2,848

Supplemental Cash Flow Information:
Cash paid for interest	$579	$581
Cash paid for income taxes	2	4
Non-cash investing and financing activities:
Change in accrued capital expenditures	10	10

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPAR”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization, and rent (“EBITDAR”) is presented as a measure of the Company’s performance. Property EBITDAR is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation.
In evaluating property EBITDAR you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDAR should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDAR is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDAR may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDAR is included because management uses property EBITDAR to measure performance and allocate resources, and believes that property EBITDAR provides investors with additional information consistent with that used by management.
Adjusted EBITDAR is defined as EBITDAR further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDAR provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues. Adjusted EBITDAR margin is included because management uses adjusted EBITDAR margin to measure performance and allocate resources, and believes that adjusted EBITDAR margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDAR and adjusted EBITDAR margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDAR, further adjusted to (i) show the impact on the period of the hold we achieved versus the hold we expected and (ii) exclude the results of Centaur. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net income/(loss) attributable to Caesars Entertainment Corporation to property EBITDAR and adjusted EBITDAR for the periods indicated and reconcile hold adjusted results and results excluding Centaur.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended June 30, 2019				Three Months Ended June 30, 2018
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$184	$16	$(515)	$(315)	$164	$(9)	$(126)	$29
Net income/(loss) attributable to noncontrolling interests	—	1	(1)	—	—	1	(1)	—
Income tax (benefit)/provision	—	—	(60)	(60)	—	—	(36)	(36)
Other (income)/loss (a)	(2)	(1)	304	301	2	—	(47)	(45)
Interest expense [1]	83	142	118	343	80	139	115	334
Depreciation and amortization [2]	119	106	16	241	132	121	15	268
Impairment of intangible assets	—	—	50	50	—	—	—	—
Corporate expense	—	—	81	81	—	—	76	76
Other operating costs (b)	2	—	22	24	1	1	31	33
Property EBITDAR	386	264	15	665	379	253	27	659
Corporate expense	—	—	(81)	(81)	—	—	(76)	(76)
Stock-based compensation expense (c)	2	3	17	22	2	3	15	20
Other items (d)	1	3	21	25	2	2	16	20
Adjusted EBITDAR	$389	$270	$(28)	$631	$383	$258	$(18)	$623

Net revenues	$1,002	$1,064	$156	$2,222	$992	$982	$145	$2,119
Adjusted EBITDAR margin (e)	38.8%	25.4%	(17.9)%	28.4%	38.6%	26.3%	(12.4)%	29.4%

Interest expense on debt	$2	$—	$114	$116	$—	$1	$113	$114
Interest expense on financing obligations	81	142	4	227	80	138	2	220
[1]Interest expense	$83	$142	$118	$343	$80	$139	$115	$334

Cash payments on financing obligations (incl. principal)	$73	$123	$2	$198	$70	$118	$3	$191

Depreciation expense	$75	$38	$16	$129	$82	$43	$15	$140
Depreciation on failed sale-leaseback assets	44	68	—	112	50	78	—	128
[2]Depreciation and amortization	$119	$106	$16	$241	$132	$121	$15	$268

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2019 DATA EXCLUDING CENTAUR
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDAR

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2019
(Dollars in millions)	CEC	Less: Centaur	CEC Excluding Centaur	Las Vegas	Other U.S.	All Other (f)	CEC Excluding Centaur
Net income/(loss) attributable to Caesars	$(315)	$(28)	$(343)	$184	$(12)	$(515)	$(343)
Net income/(loss) attributable to noncontrolling interests	—	—	—	—	1	(1)	—
Income tax provision	(60)	—	(60)	—	—	(60)	(60)
Other (income)/loss (a)	301	—	301	(2)	(1)	304	301
Interest expense	343	—	343	83	142	118	343
Depreciation and amortization	241	(11)	230	119	95	16	230
Impairment of intangible assets	50	—	50	—	—	50	50
Corporate expense	81	—	81	—	—	81	81
Other operating costs (b)	24	—	24	2	—	22	24
Property EBITDAR	665	(39)	626	386	225	15	626
Corporate expense	(81)	—	(81)	—	—	(81)	(81)
Stock-based compensation expense (c)	22	—	22	2	3	17	22
Other items (d)	25	(1)	24	1	2	21	24
Adjusted EBITDAR	$631	$(40)	$591	$389	$230	$(28)	$591

Net revenues	$2,222	$(129)	$2,093	$1,002	$935	$156	$2,093
Adjusted EBITDAR margin (e)	28.4%	31.0%	28.2%	38.8%	24.6%	(17.9)%	28.2%
____________________

(a)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(b)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties, lease termination costs, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs primarily at our Las Vegas properties for renovations, and project opening costs.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, and performance stock units granted to the Company’s employees.

(d)
Amounts include other add-backs and deductions to arrive at adjusted EBITDAR but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, severance and relocation costs, litigation awards and settlements.

(e)	Adjusted EBITDAR margin is calculated as adjusted EBITDAR divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC adjusted EBITDAR.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDAR

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
(Dollars in millions)	CEC	(Favorable)/Unfavorable Hold	Adjusted CEC	CEC	Favorable Hold	Adjusted CEC	$ Change	% Change
Net revenues	$2,222	$(2)	$2,220	$2,119	$(16)	$2,103	$117	5.6%
Adjusted EBITDAR	631	2	633	623	(15)	608	25	4.1%